SETTLEMENT AGREEMENT	PROTOCOLE TRANSACTIONNEL
This Settlement Agreement by and between:	Ce protocole transactionnel est conclu par et entre :
Cimpress France SARL, a limited liability company, with a share capital of €1,000, registered with the Commercial Registry of Paris under number 452 977 382, with its headquarter at 4 Square Edouard VII, 75009 Paris (France), represented by Mr. Robert Keane, in his capacity of General Manager.

Cimpress France SARL, société à responsabilité limitée au capital de
1,000 €, immatriculée au Registre du Commerce et des Sociétés de Paris sous le numéro 452 977 382, dont le siège social est situé 4 Square Edouard VII, 75009 Paris (France), représentée par Monsieur Robert Keane, agissant en qualité de Gérant.

Hereinafter “Company” or “Cimpress” On the one hand,	Ci-après “la Société” ou “Cimpress” D’une part,
and	Et
Ashley HUBKA	Ashley HUBKA
Hereinafter “Executive” or “Employee” On the other hand,	Ci-après « la Salariée » D’autre part,
is effective as of the date of the last signature below.	entre en vigueur au jour de la dernière signature apposée ci-après.
Cimpress and the Employee are referred to below as the “Party” or the “Parties” and this settlement agreement is referred to as the “Agreement”.	Cimpress et la Salariée sont désignées ci-après la « Partie » ou les « Parties » et le présent protocole transactionnel est désigné le « Protocole ».
As used in this Agreement, the term “Cimpress” means Cimpress France SARL when referring to Executive’s employer and “Cimpress Group” means Cimpress N.V. and its subsidiaries and affiliates from time to time.

Aux fins de ce Protocole, le terme « Cimpress » signifie Cimpress France SARL lorsqu’il est fait référence à l’employeur de la Salariée et « Groupe Cimpress » signifie Cimpress N.V. ainsi que, le cas échéant, ses succursales et filiales.

WHEREAS:	IL EST PREALABLEMENT EXPOSE CE QUI SUIT :
History of the contractual relationship	Historique de la relation contractuelle
1.Cimpress hired Executive under an indefinite-term employment agree-ment as from 1 October 2011 and Executive and Cimpress entered into a new, superseding employment agreement dated 16 July 2016 (the “Employment Agreement”).

1. La Salariée a été engagée par Cimpress sous contrat à durée indéterminée à compter du 1er octobre 2011 ; la Salariée et la Société ont conclu un nouveau contrat de travail (le « Contrat de travail») en date du 16 juillet 2016 en lieu et place du précédent.

At the time of her termination, the Executive held the position of EVP & Chief Strategy Officer, key executive status, position 3.3, coefficient 270 in accordance with the Collective Bargaining Agreement “Bureaux d’Etudes Techniques”.

Au moment de son licenciement, la Salariée occupait le poste de « EVP and Chief Strategy Officer », statut cadre dirigeant, niveau 3.3, coefficient 270 conformément à la convention collective nationale des « Bureaux d’Etudes Techniques ».

2. Executive’s base salary is a gross annually fixed amount of €345,000. She was also entitled to an annual housing costs' reimbursement of €40,000 gross and an annual maximum expatriation premium of €135,000 gross. She was also eligible to receive payouts on certain long-term incentive compensation awards.

2. Le salaire de base de la Salariée est d’un montant brut annuel de 345,000 €. Elle avait également droit à un remboursement annuel pour ses frais de logement à hauteur de 40,000 € bruts et à une prime annuelle d'expatriation d’un montant maximum de 135,000 € bruts. Elle était également admissible au paiement d’une rémunération variable à long terme (« long-term incentive compensation awards »).

3. During the second half of 2016, the Company and Cimpress Group’s competitiveness was at risk due to the fact that the number of competitors had increased and their activity had evolved, but also due to the fact that the organization was not sufficiently efficient. As a consequence, it was decided to implement a reorganization of Cimpress Group in order to safeguard its competitiveness. In particular, it has been decided to decentralize the vast majority of Cimpress Group’ functions and team members, triggering the elimination of positions, notably in France.

3. Au cours du second semestre 2016, la compétitivité de Cimpress et du Groupe Cimpress était menacée par le fait que le nombre de concurrents avait augmenté et que leur activité avait évolué, mais aussi parce que l'organisation n'était pas suffisamment efficace. En conséquence, il a été décidé de mettre en œuvre une réorganisation du Groupe Cimpress afin de sauvegarder sa compétitivité. En particulier, il a été décidé de décentraliser la grande majorité des fonctions et des membres des équipes liées au fonctionnement du Groupe Cimpress, entraînant des suppressions de postes, notamment en France.

4. In the framework of this restructuring, the Company considered the removal of the Executive’s position and the implementation of a redundancy procedure.	4. Dans le cadre de cette restructuration, la Société a envisagé la suppression du poste de la Salariée et la mise en place d'une procédure de licenciement pour motif économique.4.
5. In this context, Executive was invited to attend on 8 February 2017 a preliminary meeting to discuss her potential redundancy. This meeting was postponed at the Executive’s request and held on 17 February 2017. Company presented her the challenges Cimpress Group is facing worldwide, and explained that Cimpress has no other choice but to reorganize it-self in order to safeguard its competitiveness, which will lead to the elimination of some positions in the Company.

5. Dans ce contexte, la Salariée a été convoquée à un entretien préalable prévu le 8 février 2017 en vue de son éventuel licenciement pour motif économique. Cet entretien a été reporté à la demande de la Salariée et a eu lieu le 17 février 2017. La Société lui a présenté les défis auxquels le Groupe Cimpress est confronté dans le monde entier et a expliqué que Cimpress n'a d'autre choix que de se réorganiser pour sauvegarder sa compétitivité, ce qui allait entraîner la suppression de certains postes dans la Société.

Company also explained that as a consequence of this reorganization, the position of EVP and Chief Strategy Officer occupied by Executive will be eliminated. Cimpress indicated that such cross-functional position which purpose was to define a worldwide strategy to be implemented locally does not have any utility in the contemplated new organization where the strategic decisions should be taken locally.

La Société a également expliqué que, à la suite de cette réorganisation, le poste de « EVP and Chief Strategy Officer » occupé par la Salariée serait supprimé. Cimpress a indiqué qu’un tel poste transversal qui avait pour but de définir une stratégie mondiale à mettre en œuvre localement n'aurait aucune utilité dans la nouvelle organisation envisagée où les décisions stratégiques devraient être prises localement.

Considering the number of positions eliminated worldwide and the qualification of Executive, the Company could not find any redeployment for her.	Compte tenu du nombre de postes supprimés dans le monde et de la qualification de la Salariée, la Société n'a pu trouver de solution de reclassement pour elle.
Cimpress also presented Executive the redeployment leave program offered in case of a redundancy.	Cimpress a également présenté à la Salariée le congé de reclassement applicable en cas de licenciement pour motif économique.
6. Considering the above, Cimpress notified to Executive her termination for economic reasons by registered letter with acknowledgement of receipt dated 28 February 2017.	6. Compte tenu de ce qui précède, Cimpress a notifié à la Salariée son licenciement pour motif économique par lettre recommandée avec accusé de réception en date du 28 février 2017.
7. As mentioned in the dismissal letter, Cimpress released Executive from performance of her full notice period as from the date of the notice of termination, i.e. 28 February 2017.	7. Comme mentionné dans la lettre de licenciement, Cimpress a dispensé la Salariée d’effectuer son préavis à compter de la date de notification du licenciement, soit le 28 février 2017.
8.Executive did not accept the redeployment leave within the period set forth by law.	8. La Salariée n’a pas adhéré au congé de reclassement dans les délais légaux.

Dispute and respective positions of the Parties	Différend et positions respectives des Parties
1. Executive challenged the validity of her redundancy by registered letter with acknowledgement of receipt dated 14 March 2017.	1. La Salariée a contesté la validité de son licenciement par lettre recommandée avec accusé de réception en date du 14 mars 2017.
2. Executive challenged the grounds on which the decision to terminate her for economic reasons was based.	2. La Salariée a contesté les motifs économiques sur lesquels son licenciement était fondé.
3. First, Executive considered (i) that no real and serious reason justified her redundancy, since the Company’s reorganization and more specifically her job removal was not necessary in view of the economic situation of the Company and Cimpress Group, (ii) that the Company did not demonstrate the economic elements justifying this reorganization, and (iii) that the Company and Cimpress Group were only trying to cut costs.

3. Premièrement, la Salariée a considéré (i) qu'aucune cause réelle et sérieuse ne justifiait son licenciement pour motif économique, étant donné que la réorganisation de la Société et plus particulièrement la suppression de son poste n'était pas nécessaire eu égard à la situation économique de la Société et du Groupe Cimpress, (ii) que la Société n'a pas démontré les motifs économiques justifiant cette réorganisation et (iii) que la Société et le Groupe Cimpress essayaient seulement de réduire les coûts.

4. Second, Executive considered that the Company had not fulfilled its legal redeployment obligation since the Company had not offered to her the available positions corresponding to her qualifications in the various companies of the Cimpress Group.

4. Deuxièmement, la Salariée a considéré que la Société n'avait pas rempli son obligation de reclassement car elle ne lui avait pas proposé les postes disponibles correspondant à ses qualifications dans les différentes sociétés du Groupe Cimpress.

5. Third, Executive considered that given Cimpress Group’s decision to decentralize corporate positions, her position had not been eliminated but transferred.	5. Troisièmement, la Salariée a considéré que, compte tenu de la décision du Groupe Cimpress de décentraliser les postes de direction, son poste n’avait pas été supprimé mais transféré.
6. Lastly, Executive indicated that the agreement entered into as of 16 February 2016 with Cimpress N.V. and subject to the internal laws of the Commonwealth of Massachusetts (“Executive Retention Agreement”) should have applied, and therefore that she should have been entitled to an additional termination amount in this respect as per article 4.2 (a) (2) of the Executive Retention Agreement and as per article 6.3 of the Employment Agreement.

6. Enfin, la Salariée a indiqué que l'accord conclu le 16 février 2016 avec Cimpress NV et soumis aux lois internes du Commonwealth du Massachusetts (“Executive Retention Agreement”) aurait dû s'appliquer et, par conséquent, qu'elle aurait dû bénéficier d'une indemnité de rupture supplémentaire conformément à l'article 4.2 (a) (2) de l’Executive Retention Agreement et conformément à l'article 6.3 du Contrat de travail.

7. Further Executive indicated to Company that she suffers from serious professional, reputational, moral and material losses due to her redundancy.
7. En outre, la Salariée a indiqué à la Société qu'elle subit un préjudice important tant sur le plan professionnel, moral et matériel que sur le plan de sa réputation du fait de son licenciement pour motif économique.

8. Moreover, Executive underlined that she suffers from serious financial and career damages resulting from major difficulties to find a similar job corresponding to her responsibilities and to the remuneration she received within the Company due to the current poor economic situation.

8. De plus, la Salariée souligne qu’elle subit un préjudice financier et professionnel important qui résulte des difficultés sérieuses qu’elle rencontre à retrouver un emploi similaire correspondant à son niveau de responsabilités et de rémunération au sein de la Société en raison de la situation économique actuellement défavorable.

9. Company maintains that Executive’s redundancy is perfectly justified based on the argumentation detailed in the notice of termination. Moreover, Company maintains that the Executive Retention Agreement does not apply. Therefore, Company challenges the existence of any losses caused by Company or Cimpress Group to Executive.

9. La Société maintient que le licenciement pour motif économique était parfaitement justifié, comme exposé dans la lettre de licenciement. De plus, la Société maintient que l’Executive Retention Agreement ne s'applique pas. Ainsi, la Société conteste l’existence d’un quelconque préjudice subi par la Salariée et causé par la Société ou le Groupe Cimpress.

10. Executive maintained that the Executive Retention Agreement applies and warned Company that she intends to file an action before the Labor Court to claim damages for compensation of moral and professional losses resulting from her redundancy.

10. La Salariée maintient que l’Executive Retention Agreement s’applique et a prévenu la Société qu’elle comptait saisir le Conseil de Prud’hommes pour solliciter réparation du préjudice moral et professionnel qu’elle subit du fait de son licenciement.

11. In this context and to definitively end the dispute at hand in the best interests of each Party, and to avoid all future issues that this dispute might lead to, the Parties decided to end their dispute by agreeing on the mutual considerations described hereinafter.

11. C’est dans ce contexte, et afin de définitivement mettre un terme au litige opposant les Parties et tout contentieux qui pourrait en résulter, en respectant au mieux les intérêts de chaque Partie, que celles-ci se sont accordées les concessions réciproques décrites ci-dessous.

NOW, THEREFORE, aware of the adverse consequences which could be brought about by legal action, in addition to taking into consideration the uncertainties and delays in following such a route, the Parties have decided, in consideration of the agreements, covenants, promises and releases contained herein and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, to settle their dispute amicably by agreeing to the mutual concessions set out below, which form the basis of the Agreement and put a definitive end to their dispute:

CONSIDÉRANT donc les conséquences néfastes que pourrait entraîner une action en justice, et compte tenu des incertitudes et des délais liés à l’engagement d'une telle action, les Parties ont décidé, en considération des accords, engagements, promesses et libérations contenues aux présentes et toute autre contrepartie dont la validité et l’utilité sont reconnues par la présente, de régler leur différend à l'amiable en acceptant les concessions mutuelles énoncées ci-dessous qui constituent la base du Protocole et mettent un terme définitif à leur différend :

Article 1. Termination of Employment	Article 1. Rupture du contrat de travail
(a) Cimpress and Executive acknowledge and accept that Executive’s employment with the Company was terminated for economic reason as documented by registered letter dated 28 February 2017. The Parties agree that the Employment Contract of Executive irrevocably, automatically and immediately terminates on 31 May 2017 (the “Termination Date”).

(a) Cimpress et la Salariée reconnaissent et acceptent que le Contrat de travail de la Salariée avec la Société a été rompu pour un motif économique comme exposé dans la lettre recommandée en date du 28 février 2017. Les Parties conviennent que le Contrat de travail de la Salariée prend fin irrévocablement, automatiquement et immédiatement le 31 mai 2017 (la “Date de Rupture”).

Cimpress and Executive acknowledge and accept that the Executive is released from work during her three-month notice period (i.e. 1 March 2017 through 31 May 2017), during which period Cimpress will pay Executive per normal practices in three monthly installments of €52,050.39 gross including the “prime de vacances” owed for the period ending on the Termination Date.

Cimpress et la Salariée reconnaissent et acceptent que la Salariée a été dispensée de l’exécution de son préavis de trois mois (c'est-à-dire du 1er mars 2017 au 31 mai 2017), période pendant laquelle Cimpress paiera le salaire de la Salariée aux échéances habituelles de paie correspondant à trois versements mensuels de 52,050.39 € bruts incluant la prime de vacances due pour la période se terminant à la Date de Rupture.

(b) At the Termination Date, Cimpress will pay to Executive, subject to all applicable tax withholdings:	(b) À la Date de Rupture, Cimpress versera à la Salariée, les sommes suivantes, éventuellement soumises à charges et impôts selon les règles applicables :
i. an indemnity in lieu of paid holidays accrued and not used by Executive up until the Termination Date of €49,706.40 gross;	i. Une indemnité de 49,706.40 € bruts à titre d’indemnité compensatrice de congés payés acquis et non pris par la Salariée à la Date de Rupture ;
ii. the legal severance indemnity as defined in article L. 1234-9 of the French Labor Code and calculated in accordance with the applicable CBA equivalent to an amount of €80,463.03 gross.	ii. Une indemnité légale de licenciement de 80,463.03 € bruts, prévue à l’article L. 1234-9 du Code du travail et calculée conformément à la convention collective nationale applicable.
(c) Cimpress undertakes to provide Executive with her work certificate, the form required by the Unemployment Fund (“Pôle Emploi”) as well as her final balance and corresponding receipt at the Termination Date.
(c) Cimpress s'engage à remettre à la Salariée son certificat de travail, son attestation Pôle Emploi ainsi que reçu de solde de tout compte et le bulletin de paie correspondant à la Date de Rupture.

(d) Cimpress acknowledges that the coverage for disability and medical expenses for her, her husband and their two children (“mutuelle santé et prévoyance”) to which Executive is entitled as an employee of the Company will be continued in the conditions set forth by French statutes and regulations until the earlier to occur of (i) 31 May 2018 or (ii) an Early Mutuelle Payment Cessation Event (as defined below).

(d) Cimpress reconnaît que la mutuelle santé et la prévoyance qui couvrent la Salariée, son mari et leurs deux enfants et dont elle bénéficie en tant que salariée de la Société seront maintenues dans les conditions prévues par la législation et la réglementation française jusqu’à la survenance de la première des deux échéances suivantes, soit (i) le 31 mai 2018 soit (ii) un Evènement entraînant la Cessation Anticipée de la Couverture Mutuelle (telle que défini ci-dessous).

Executive shall endeavor in good faith to give Cimpress as much advance written notice by email to the contact person identified under Cimpress’ signature block below (the “Cimpress Contact Person”) as is reasonably possible regarding the expected occurrence of an Early Mutuelle Payment Cessation Event, but in no event shall Executive give Cimpress such written notice later than the date upon which the Early Mutuelle Payment Cessation Event occurs.

La Salariée s'efforcera en toute bonne foi de prévenir Cimpress par écrit le plus tôt possible par courrier électronique à la personne à contacter identifiée sous la signature de Cimpress ci-dessous (le « Contact Cimpress ») en cas de survenance prévisible d'un Evènement entraînant la Cessation Anticipée de la Couverture Mutuelle, sachant qu’en aucun cas la Salariée ne devra informer Cimpress après la survenance d’un tel évènement.

For purposes of this Agreement, an “Early Mutuelle Payment Cessation Event” occurs when (i) Executive commences new employment within France or (ii) Executive becomes a resident of a country other than France.

Aux fins du Protocole, un «Evénement entraînant la Cessation Anticipée de la Couverture Mutuelle» survient lorsque (i) la Salariée commence un nouvel emploi en France ou (ii) la Salariée devient résidente d'un autre pays que la France.

Article 2. Settlement Benefits	Article 2. Concessions de la Société
Subject to Executive’s compliance with all other terms and conditions of this Agreement and to all other conditions set forth herein, Company shall pay or otherwise provide to Executive the following settlement compensation (the “Settlement Benefits”):

Sous réserve du respect par la Salariée de tous les termes et conditions prévus par le Protocole et de toutes les autres conditions énoncées aux présentes, la Société verse ou accorde à la Salariée les concessions suivantes (les « Concessions de la Société»).

(a) Cimpress shall make a one-time, lump sum payment to Executive in an amount equal to sum of the target payout amounts scheduled to vest on or about 1 July 2017 in respect of all Cash LTI awards previously granted to Executive under Cimpress’ Cash LTI plan (the “Cash LTI In Lieu Of Payment”). Cimpress shall pay the Cash LTI In Lieu Of Payment to Executive at or before the time that a Cash LTI payout would have been made to Executive had Executive remained regularly employed by Cimpress through the end of Cimpress’ 2017 fiscal year.

(a) Cimpress s’engage à verser à la Salariée un montant forfaitaire unique égal à la somme des montants qu’elle devait recevoir le ou vers le 1er juillet 2017 au titre de toutes les rémunérations variables à long terme (« Cash LTI ») auxquelles la Salariée était éligible en vertu du plan de Cash LTI de Cimpress («Indemnité Cash LTI»). Cimpress paiera l’Indemnité Cash LTI au plus tard à la date à laquelle la Salariée aurait reçu paiement des rémunérations variables en vertu du Cash LTI plan comme si elle avait été régulièrement employée par Cimpress jusqu'à la fin de l'exercice fiscal 2017 de Cimpress.

The amount of the Cash LTI In Lieu Of Payment represents a gross amount of eighty-four thousand three hundred seventy-five U.S. Dollars ($84,375), which corresponds, for information purposes, to a gross amount of approximately seventy-eight thousand five hundred ninety-nine Euros (€78,599) based on recent currency exchange rates. This payment shall be made on or before 31 August 2017. Cimpress will convert such payment amount from U.S. Dollars to Euros using the exchange rate for 30 June 2017 as is made available in Cimpress’ SAP system (which is the exchange rate resource customarily relied upon by Cimpress personnel to calculate payment amounts for payroll and LTI compensation payment purposes).

Le montant de l’Indemnité Cash LTI représente un montant brut de quatre-vingt-quatre mille trois cent soixante-quinze dollars américains (84,375 $), qui correspond, à titre d'information, à un montant brut d'environ soixante-dix-huit mille cinq cent quatre-vingt-neuf euros (78,599 €) sur la base des taux de change récents. Ce paiement sera effectué au plus tard le 31 août 2017. Cimpress convertira en euros le montant dû calculé en dollars américains en utilisant le taux de change du 30 juin 2017 tel que figurant dans le système SAP de Cimpress (qui est la référence de taux de change habituellement utilisée par le personnel de Cimpress pour calculer les montants de paiement des salaires et les rémunérations variables à long terme).

(b) With regard to the Cash Retention Bonus award made to Executive under the Cimpress LTI program, Cimpress shall make a one-time, lump sum payment to Executive in an amount equal to the amount scheduled to vest on or about 1 July 2017 under such Cash Retention Bonus award (the “Cash Retention Bonus In Lieu Of Payment”) in lieu of actual payment under such bonus. Cimpress shall pay the Cash Retention Bonus In Lieu Of Payment to Executive at or before the time that a Cash Retention Bonus payout would have been made to Executive had she remained regularly employed by Cimpress through the end of Cimpress’ 2017 fiscal year.

(b)En ce qui concerne la prime de fidélisation (« Cash Retention Bonus ») accordée à la Salariée dans le cadre du programme Cimpress de rémunérations incitatives à long terme (« LTI program »), Cimpress versera un montant forfaitaire unique à la Salariée d'un montant égal à celui qu’elle aurait obtenu le ou vers le 1er juillet 2017 conformément aux conditions d’octroi de la prime de fidélisation (« Indemnité Cash Retention Bonus ») en lieu et place du paiement effectif de cette prime. Cimpress versera l’Indemnité Cash Retention Bonus à la Salariée au moment où la prime de fidélisation aurait dû être versée à celle-ci si elle avait continué à être régulièrement employée par Cimpress jusqu'à la fin de l'exercice fiscal 2017 de Cimpress.

The amount of the Cash Retention Bonus In Lieu Of Payment represents a gross amount of ninety-six thousand two hundred fifty U.S. Dollars ($96,250), which corresponds, for information purposes, to a gross amount of approximately eighty-nine thousand six hundred forty Euros (€89,640) based on recent currency exchange rates. This payment will be made on or before 31 July 2017. Cimpress will convert such payment amount from U.S. Dollars to Euros using the exchange rate for 30 June 2017 as is made available in Cimpress’ SAP system (which is the exchange rate resource customarily relied upon by Cimpress personnel to calculate payment amounts for payroll and LTI compensation payment purposes).

Le montant de l’Indemnité Cash Retention Bonus représente un montant brut de quatre-vingt-seize mille deux cent cinquante dollars américains (96,250 $) qui correspond, à titre d'information, à un montant brut d'environ quatre-vingt-neuf mille six cent quarante euros (89,640 €) sur la base des taux de change récents. Ce paiement sera effectué au plus tard le 31 juillet 2017. Cimpress convertira en euros le montant dû calculé en dollars américains en utilisant le taux de change du 30 juin 2017 tel que figurant dans le système SAP de Cimpress (qui est la référence de taux de change habituellement utilisée par le personnel de Cimpress pour calculer les montants de paiement des salaires et les rémunérations variables à long terme).

(c) Cimpress N.V. will accelerate the vesting of Cimpress N.V. restricted share units (“RSUs”) held by Executive that, under the terms of the respective RSU agreements, are scheduled to vest during the period commencing 28 February 2017 and ending on 28 February 2018, so that such RSUs will be fully vested as of 28 February 2017. Executive understands and acknowledges that the vesting of RSUs representing a total of 3,162 Cimpress N.V. shares is expected to be accelerated under this clause.

(c) Cimpress NV réduit la période de blocage des droits différés à unités d'actions à négociation restreinte (« restricted share units » ou «RSU») de Cimpress NV détenues par la Salariée qui, aux termes des accords RSU respectifs, auraient dû être débloqués au cours de la période commençant le 28 février 2017 et se terminant le 28 février 2018 de sorte que ces RSU seront entièrement acquises à compter du 28 février 2017. La Salariée comprend et reconnaît que l'acquisition anticipée des RSU en vertu de cette clause représente un total de 3,162 actions.

Executive is aware that the income derived from the granting of such RSUs will depend on the value of Cimpress N.V. shares at the time of sale by Executive.	La Salariée est informée que le bénéfice tiré de l'octroi de ces RSU dépendra de la valeur des actions Cimpress N.V. au moment de la vente de celles-ci par la Salariée.
(d) Cimpress shall fully accelerate the service-based vesting of 25% of the Cimpress N.V. performance share units (“PSUs”) granted to Executive (rounded to a whole share, which represents 2,574 PSUs), so that such PSUs will be vested (from a service time standpoint only) as of 28 February 2017. Executive acknowledges that the PSUs will be fully vested only if the performance targets are actually achieved under the conditions provided in the plan attached to this Agreement (Annex 1). Executive is aware that if the performance conditions applicable to the PSUs are not achieved, the PSUs will be cancelled and Executive will be issued no shares in respect of such PSUs.

(d)Cimpress valide entièrement l'acquisition de 25% des actions de performance (« Performance Share Units » ou «PSU») de Cimpress NV attribuées à la Salariée (arrondi à une action entière, ce qui représente 2,574 PSUs), de sorte que ces PSU seront acquises (du point de vue de la condition de présence uniquement) à compter du 28 février 2017. La Salariée reconnaît que les PSU ne seront entièrement acquises que si les objectifs de performance sont effectivement atteints dans les conditions prévues dans le plan joint au présent Protocole (Annexe 1). La Salariée est consciente que si les objectifs de performance applicables aux PSU ne sont pas atteints, les PSU seront annulés et la Salariée ne sera éligible à l’attribution d’aucune PSU.

(e) Cimpress, which does not per se recognize the merits of Executive’s allegations, undertakes to make a lump-sum payment to Executive not later than 31 May 2017 in a gross amount equal to one hundred fifty-three thousand five hundred eighty-six Euros (€153,586) in compensation of the prejudice alleged by Executive.

(e) Cimpress, qui ne reconnaît pas en soi le bien-fondé des allégations de la Salariée, s'engage à verser à la Salariée, au plus tard le 31 mai 2017, un montant forfaitaire de cent cinquante-trois mille cinq cent quatre-vingt-six euros (153,586 €) en réparation du préjudice allégué par la Salariée.

(f) If an Early Mutuelle Payment Cessation Event occurs prior to 28 February 2018, then to assist Executive with healthcare expenses that she may incur with respect to the period between the date of the Early Mutuelle Payment Cessation Event and 28 February 2018, inclusive (the “Healthcare Expenses Support Period”), Cimpress shall make payment to Executive in the amount of €2,000 gross per calendar month falling within the Healthcare Expenses Support Period.

(f) Si un Evènement entraînant la Cessation Anticipée de la Couverture Mutuelle devait se produire avant le 28 février 2018, et de manière à assister la Salariée s’agissant des frais de santé qu'elle serait amenée à supporter durant la période comprise entre la date de l’Evènement entraînant la Cessation Anticipée de la Couverture Mutuelle et le 28 février 2018 inclus (la «Période de Prise en Charge de la Mutuelle Santé»), Cimpress s’engage à verser à la Salariée un montant brut de 2,000 € par mois calendaire compris dans la Période de Prise en Charge de la Mutuelle Santé.

For any partial calendar month fall in the Healthcare Expenses Support Period, the payment amount shall be prorated based on the actual number of days remaining in such month. Such payments shall be made on a monthly basis for each month (or partial month, as the case may be) falling within the Healthcare Expenses Support Period and shall be paid through Cimpress’ regular monthly payroll process.

Pour tout mois incomplet compris dans cette période, le montant du paiement sera calculé au prorata du nombre réel de jours restants dans ce mois. Ces paiements sont effectués sur une base mensuelle (ou au prorata le cas échéant) chaque mois échu durant la Période de Prise en Charge de la Mutuelle Santé et seront payés aux échéances habituelles de paie de Cimpress.

(g) Cimpress shall arrange for Executive to receive, at Cimpress’ expense, outplacement services from an outplacement services’ firm selected by Executive and engaged by Cimpress (the “Outplacement Services”). The Outplacement Services shall be provided during the period commencing within a reasonable time following the effective date of this Agreement and ending upon the earlier of (i) Executive’s acceptance of new employment or (ii) 28 February 2018. The Outplacement Services’ costs borne by Cimpress shall not exceed $50,000 if invoiced in United States Dollars or €47,000 (ex. VAT) if invoiced in Euros. No cash payments in lieu will be made to Executive in the event Executive elects not to utilize any or all of the Outplacement Services.

(g) Cimpress veillera à ce que la Salariée reçoive, aux frais de Cimpress, des services de reclassement d'un cabinet spécialisé dans ce domaine sélectionné par la Salariée et engagé par Cimpress (les «Services d'Outplacement»). Les Services d'Outplacement seront fournis pendant la période commençant dans un délai raisonnable suivant la date de conclusion du Protocole et se terminant à la date de survenance du premier des évènements suivants : (i) l'acceptation par la Salariée d'un nouvel emploi ou (ii) le 28 février 2018. Le coût des Services d'Outplacement supporté par Cimpress ne doit pas dépasser 50,000 $ s’ils sont facturés en dollars américains ou 47,000 € (Hors taxes) s’ils sont facturés en euros. Aucune indemnité compensatrice ne sera versée à la Salariée dans le cas où la Salariée choisirait de ne pas utiliser tout ou partie des Services d'Outplacement.

(h) Cimpress shall provide Executive with the same level of tax filing assistance with regard to Executive’s tax filings in France and in the U.S.A. for calendar year 2016 and calendar year 2017 that it has provided to Executive with regard to her calendar year 2015 tax filings. The tax filling assistance will be provided by the accounting firm of Cimpress’ choosing.

(h) Cimpress fournira à la Salariée le même niveau d'assistance en matière de déclaration fiscale pour les déclarations fiscales de la Salariée en France et aux États-Unis d’Amérique pour l'année civile 2016 et l'année civile 2017 que celle qu'elle avait fournie à la Salariée pour ses déclarations fiscales de l'année civile 2015. L'assistance fiscale sera fournie par le cabinet comptable choisi par Cimpress.

The above amounts paid to Executive are gross amounts. Executive is fully aware of social and tax legislation pertaining to these amounts.	Les montants ci-dessus versés à la Salariée sont des montants bruts. La Salariée est pleinement consciente de la législation sociale et fiscale applicables à ces sommes.

If any payment to be made by Cimpress to Executive under this Agreement is subject to a withholding obligation, Cimpress may make such payment to Executive through its customary payroll process.
Si un paiement effectué par Cimpress à la Salariée en vertu du Protocole est soumis à prélèvements, Cimpress sera susceptible d’effectuer ce paiement à la Salariée par le biais de son processus habituel de paie.

With regard to any payment to be made by Cimpress to Executive under this Agreement that is not subject to a withholding obligation, Cimpress shall make such payment to Executive by bank wire transfer to Executive’s bank account using the wire transfer details attached hereto as Annex 2.

En ce qui concerne tout paiement effectué par Cimpress à la Salariée en vertu du Protocole qui n'est pas soumis à prélèvements, Cimpress sera susceptible d’effectuer ce paiement à la Salariée par virement bancaire au bénéfice du compte bancaire de la Salariée dont les détails sont joints à l’Annexe 2.

Article 3. Certain Executive acknowledgements	Article 3. Certaines déclarations de la Salariée
Executive understands and acknowledges the following, owing to her separation from employment with Company as of the Termination Date.	La Salariée comprend et reconnaît ce qui suit, à raison de la cessation de son Contrat de Travail avec la Société à la Date de Rupture.
(a) Executive expressly acknowledges and accepts that the Settlement Benefits described in Article 2 take into consideration all of the circumstances and conditions under which Executive departed from Company and the various circumstances described in this Agreement.

(a) La Salariée reconnaît et accepte expressément que les Concessions de la Société décrites à l'Article 2 tiennent compte de toutes les circonstances et conditions dans lesquelles la Salariée a quitté la Société et les diverses circonstances décrites dans le Protocole.

(b) Executive expressly acknowledges and accepts that the statutory payments mentioned in Article 1 (“Statutory Payments”) and the Settlement Benefits mentioned in Article 2 when paid by Company and the other companies of the Cimpress Group, compensate all damages which have already arisen or that will arise, proceeding and/or coming from (i) the effective termination of employment with Company, (ii) as well as the consequences of such termination. Upon total payment of the Statutory Payments and Settlement Benefits, Executive acknowledges and accepts that she is compensated in whole for any losses and irrevocably waives any and all claims and demands against Company and all entities of the Cimpress Group as described in Article 7 below.

(b) La Salariée reconnaît expressément et accepte que les paiements obligatoires mentionnés à l'Article 1 (« Paiements Obligatoires ») et les Concessions de la Société mentionnées à l'Article 2, payées par la Société et d’autres sociétés du Groupe Cimpress, indemnisent tous les dommages déjà survenus ou qui surviendront, procédant ou résultant de (i) la rupture effective des relations de travail avec la Société, (ii) ainsi que les conséquences de cette rupture. A compter du paiement intégral des Paiements Obligatoires et des Concessions de la Société, la Salariée reconnaît et accepte avoir été indemnisée en totalité pour tout préjudice et renonce irrévocablement à toute réclamation et demande à l’encontre la Société et toutes les entités du Groupe Cimpress dans les conditions décrites à l'Article 7 ci-dessous.

(c) Executive acknowledges and accepts that she is informed of the consequences with respect to tax and social security in relation to the amounts paid under the Agreement and undertakes to pay directly, as the case may be, all amounts requested by the tax administration.

(c) La Salariée reconnaît et accepte avoir été informée de toutes les conséquences fiscales et sociales liées au paiement des sommes versées en application du Protocole et s’engage, le cas échéant, à payer directement toutes les sommes qui lui seraient réclamées par l’administration fiscale.

(d) Executive acknowledges and accepts that she is informed that (i) the Settlement Benefits must be disclosed by Cimpress to the “Pôle Emploi” and (ii) of the waiting period required by “Pôle Emploi” before she can claim unemployment benefits.

(d) La Salariée reconnaît et accepte avoir été informée (i) que le Pôle Emploi doit être informé du versement des Concessions de la Société et (ii) de l’existence d’une période de carence avant de pouvoir bénéficier de ses allocations chômage.

(e) Executive acknowledges and accepts that she benefited from a sufficient amount of time prior to the signature of the Agreement.	(e) La Salariée reconnaît et accepte qu'elle a bénéficié d'un délai suffisant préalablement à la signature du Protocole.

(f) All of Executive’s rights to participate in and receive payouts under the Cimpress Cash LTI plan terminate effective as of the Termination Date.
(f) Tous les droits que le Salarié pourrait tirer de sa participation et de son éligibilité au paiement d’une rémunération variable à long terme (« Cash LTI plan ») de Cimpress cessent à la Date de Rupture.

(g) All unvested RSUs and PSUs held by Executive (after giving effect to the acceleration contemplated in Article 2 above) will be forfeited effective as of the Termination Date.
(g) Toutes les RSU et les PSU détenues par la Salariée et encore non acquises (après prise en compte du mécanisme d’accélération exposé à l'article 2 ci-dessus) seront perdues à compter de la Date de Rupture.

Article 4. Non-disclosure obligations	Article 4. Obligations de confidentialité
Executive acknowledges the invention and non-disclosure agreement entered into on 16 July 2016 between her and Cimpress (“Non-Disclosure Agreement”) and acknowledges and accepts her obligation according to this agreement to keep confidential and not to disclose any and all non-public information owned by or relating to the Cimpress Group, including, but not limited to, any non-public information concerning the Cimpress Group’s business affairs, business prospects and financial condition, remains in full force and effect, subject to Article 10 below.

La Salariée reconnaît l’existence de l'accord relatif aux inventions et aux clauses de confidentialité conclu le 16 juillet 2016 entre elle et Cimpress (« Accord de Confidentialité ») et reconnaît et accepte que ses obligations à ce titre de garder confidentielle et de ne pas divulguer toute information non publique appartenant au Groupe Cimpress ou s'y rapportant, y compris, mais sans s'y limiter, toute information non publique concernant les affaires commerciales, les perspectives commerciales et la situation financière du Groupe Cimpress, qui restent en vigueur, sous réserve de l'article 10 ci-dessous.

Article 5. Return of Company property; Other agreements	Article 5. Restitution des biens de la Société ; Autres accords
(a) Executive agrees and warrants that, except as expressly provided below, Executive will return to Company on or before 31 March 2017 all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Cimpress identification and any other Cimpress-owned or Cimpress-leased property in her possession or control and will leave intact all electronic Cimpress documents, records and files, including but not limited to those that Executive developed or helped to develop during her employment with Cimpress.

(a) La Salariée accepte et s’engage à remettre à la Société au plus tard le 31 mars 2017 toutes clés, fichiers, dossiers (et copies de ceux-ci), équipements (incluant, mais sans s’y limiter, ordinateur et logiciel, imprimante, appareils sans fil, téléphones mobiles, pagers, etc), code d’identification Cimpress, ainsi que tous autres biens appartenant ou loués par Cimpress qu’elle aurait en sa possession ou sous son contrôle, et laissera intact tous documents électroniques de Cimpress, fichiers et documents, incluant mais ne se limitant pas à, ceux que la Salariée a développé ou aidé à développer au cours de l’exécution de son Contrat de Travail avec Cimpress.

Executive further agrees and warrants that on or before her last day of employment with Cimpress, she will have cancelled all accounts for her benefit, if any, in Cimpress’ name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

La Salariée accepte et s’engage en outre à résilier au plus tard le dernier jour de son Contrat de Travail tout compte dont elle bénéficiait, au nom de Cimpress, incluant mais sans se limiter aux cartes de crédits, cartes Sim prépayées, téléphone portable et/ou compte de pager et compte informatique.

In addition, Executive agrees and warrants that Executive will transfer to Company on or before 31 March 2017 all rights in and control over (including all logins, passwords and the like) any and all accounts, social media accounts, subscriptions and/or registrations, electronic or otherwise, that Executive opened and/or maintained in her own name, but on behalf of or for the benefit of Cimpress, during the course of her employment and not to access or do anything that may directly or indirectly inhibit or prevent Company from accessing any and all of the accounts, social media accounts, subscriptions and registrations.

De plus, la Salariée accepte et s’engage, à transférer à la Société au plus tard à le 31 mars 2017 tout droit et contrôle (incluant les identifiants, mots de passe et semblables) sur les comptes, médias sociaux, souscriptions et/ou enregistrement , électronique ou autre, que la Salariée a ouvert et/ou entretenu en son nom pour le compte de Cimpress, au cours de l’exécution de son Contrat de Travail. Elle s’engage aussi à ne pas refuser ou agir de quelle que manière que ce soit visant à empêcher directement ou indirectement la Société d’accéder à un ou tout compte, compte de médias sociaux, souscription ou enregistrement.

Executive agrees that, in the event that any such transfers have not been fully implemented as of the Termination Date, Executive will execute such instruments and other documents and take such other steps as Company may reasonably request from time to time in order to complete the transfer of any such accounts, subscriptions and/or registrations.

La Salariée accepte que dans l’éventualité où certains transferts n’auraient pas été complètement réalisés au jour de la Date de Rupture, la Salariée prendra les mesures raisonnablement et ponctuellement demandées par la Société afin de compléter le transfert de ces comptes, souscriptions ou enregistrements.

Notwithstanding the foregoing, Cimpress agrees (i) to transfer to Executive her Cimpress-issued Apple iPhone 7 (including the embedded SIM card and associated accessories), subject to such iPhone first being “wiped” by Cimpress IT personnel to remove all Cimpress-related software and data, and (ii) to take reasonable steps to support and assist Executive’s efforts to port the mobile number currently associated with such phone to a personal mobile service plan opened or maintained by Executive. Executive shall use her best efforts to complete such porting of the mobile number by 31 March 2017.

Par exception à qui précède, Cimpress accepte (i) de transférer à la Salariée la propriété de l’Apple iPhone 7 qui lui avait été remis par Cimpress (y compris la carte SIM intégrée et les accessoires associés), sous réserve que cet iPhone soit d'abord « effacé » par le personnel informatique de Cimpress pour supprimer tous les logiciels et données Cimpress et (ii) de prendre des mesures raisonnables pour aider la Salariée dans ses démarches de portabilité du numéro de téléphone mobile actuellement associé à ce téléphone vers un contrat de service mobile personnel ouvert au nom de la Salariée. La Salariée fera tout son possible pour achever la portabilité du numéro de téléphone portable d'ici le 31 mars 2017.

(b) Subject to Article 10 below, all post-contractual clauses contained in the Employment Agreement and related agreements will survive and remain in full force after the Termination Date, including, without limitation, the Non-Disclosure Agreement, the provisions of the non-competition and non-solicitation agreement entered into on 16 July 2016 (the “Non-Competition and Non-Solicitation Agreement”) that do not conflict with Article 6 below, and clauses in article 9 (Obligations on termination) within the Employment Agreement.

(b) Sous réserve de l'article 10 ci-dessous, toutes les clauses post-contractuelles du Contrat de Travail et des accords connexes survivront et resteront en vigueur après la Date de Rupture, y compris, sans limitation, l’Accord de Confidentialité, les dispositions de l’accord de non-concurrence et de non-sollicitation signé le 16 juillet 2016 (« Accord de Non-concurrence et de Non-Sollicitation ») qui ne sont pas en contradiction avec l'article 6 ci-dessous et les clauses de l'article 9 (obligations relatives à la rupture) du Contrat de Travail.

(c) The Parties agree that the Indemnification Agreement between Executive and Cimpress N.V. made as of 1 February 2014 (the “Indemnification Agreement”) will survive and remain in full force and effect following the Termination Date.

(c) Les Parties conviennent que l’accord d'indemnisation (« Indemnification Agreement ») conclu entre la Salariée et Cimpress N.V. le 1er février 2014 (l’ « Accord d’Indemnisation ») survivra et restera en vigueur après la Date de Rupture.

Article 6. Non-competition and non-solicitation obligations	Article 6. Obligation de non- concurrence et de non- sollicitation
(a) Executive further acknowledges and accepts her obligations under the Non-Competition and Non-Solicitation Agreement relative to post-contractual non-competition and non-solicitation terms and conditions which also remains in full force and effect. In this respect, Executive further acknowledges and accepts that she will be bound by the Non-Competition and Non-Solicitation Agreement during the remainder of her employment with Cimpress and for a 12-month period commencing 1 March 2017 (the “Post-Termination Period”).

(a) La Salariée reconnaît et accepte également ses obligations en vertu de l’Accord de Non-concurrence et de Non-Sollicitation relatif aux conditions post-contractuelles de non-concurrence et de non-sollicitation qui restent en vigueur. À cet égard, la Salariée reconnaît et accepte qu'elle sera liée par l’Accord de Non-concurrence et de Non-Sollicitation jusqu’au terme de son emploi chez Cimpress et pour une période de 12 mois commençant le 1er mars 2017 (la « Période Post-Contractuelle »).

The Parties agree that, notwithstanding anything to the contrary in the Non-Competition and Non-Solicitation Agreement, the gross monthly compensation payable by Cimpress to Executive for the non-competition and non-solicitation obligation during the Post-Termination Period, inclusive of the indemnity in lieu of paid holidays accrued, shall be twelve thousand six hundred fifty Euros (€12,650).

Les Parties conviennent que, nonobstant toute disposition contraire de l’Accord de Non-concurrence et de Non-Sollicitation, l’indemnité mensuelle brute payable par Cimpress à la Salariée en contrepartie du respect de l'obligation de non-concurrence et de non-sollicitation pendant la Période Post-Contractuelle, incluant l’indemnité compensatrice de congés payés, s'élève à douze mille six cent cinquante euros (12,650 €).

During the Post-Termination Period, Cimpress will pay Executive per normal payroll practices monthly installments amounting to the net amount (after applicable withholdings) corresponding to the gross monthly amount set above.

Au cours de la Période Post-Contractuelle, Cimpress paiera à la Salariée, selon les procédures usuelles de paie, des mensualités correspondant au montant net (après déduction des retenues applicables) correspondant au montant mensuel brut ci-dessus.

(b) The Executive undertakes not to engage into acts and practices of unfair competition towards Company and any other entity of the Cimpress Group, and in particular not to solicit and divert for her own profit or any other profit of any third party assets, suppliers and customers of Company or any other entity of the Cimpress Group.

(b) La Salariée s’engage à ne pas exercer d’activités concurrentielles ou de s’adonner à des pratiques déloyales à l’égard de la Société et de toute autre entité du Groupe Cimpress, et en particulier à ne pas solliciter ou détourner pour son profit ou le profit de tiers, les fournisseurs et clients de la Société ou de toute autre entité du Groupe Cimpress.

Article 7. General Release and Waiver of All Claims	Article 7. Renonciation à toutes instances et actions
In consideration of the compensation and other benefits provided for in this Agreement, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges Cimpress, its corporate affiliates (including, without limitation, Cimpress N.V.) and its and their respective officers, directors, employees, stockholders, subsidiaries, parent companies, agents and representatives (each in their individual and corporate capacities) (the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses, of every kind and nature which Executive has ever had or now has against the Released Parties in any way arising out of or relating to her employment with Cimpress, the termination of her Employment Contract and/or any other dealings Executive has had with Cimpress, including, but not limited to, all claims under French laws, French Civil Code, French Labor Code, national or sectoral collective labor agreements, company collective bargaining agreements, unilateral undertakings, practices and any other legal theory or justification.

En considération de l’indemnité et des autres concessions prévues par le Protocole, la Salariée libère, décharge et exonère de manière totale, définitive, irrévocable et inconditionnelle Cimpress, ses sociétés filiales (incluant, sans réserve, Cimpress N.V.) et leurs mandataires, directeurs, salariés, actionnaires, succursales, sociétés mères, agents et représentants respectifs (en tant que personne privée et en tant que mandataire) (les « Parties Libérées ») de tous autres prétentions, demandes, accusations, plaintes, actions, causes d’actions, instances, droits, dettes, sommes d’argent, coûts, comptes, liquidations, engagements, contrats, accords, promesses, agissements, omissions, dommages, exécutions, obligations, passifs et dépenses, de toute nature et de tout type, que la Salariée a pu avoir contre les Parties Libérées, découlant de quelle que façon que ce soit de la relation qui la liait à Cimpress, à la rupture de son Contrat de Travail, et/ou de tous autres rapports que la Salariée a eu avec Cimpress, incluant, mais sans se limiter à, toutes les demandes sur le fondement de la loi française, du code civil français, du code du travail français, des accords collectifs nationaux ou territoriaux, des accords d’entreprise, des engagements unilatéraux, pratiques ou tout autre théories légales ou fondements.

This general release and waiver of all claims specifically includes, but is not limited to, any and all remuneration whatever the nature including base salary, overtime pay, compensatory time off, bonuses of any kind, short and long term incentive plans and miscellaneous compensation, benefit in kind, invention compensation, working time reduction days indemnity, commission, dismissal indemnity, pay in lieu of holidays, non-competition indemnity, hours of job research indemnity, damages for the lost opportunity to make gains on RSUs, PSUs and Cash LTIs or any claims to any non-vested equity or other ownership interest in Cimpress and Cimpress Group or claims to shares or share options, pay in lieu of notice period, redeployment leave and rehiring priority, profit-sharing, as well as housing and car allowances and professional expenses reimbursement, any and all compensatory, exemplary and liquidated damages.

Cette renonciation à toutes instances et actions inclut spécifiquement, mais n’est pas limité à, toutes rémunérations de quelle que nature qu’elles soient, incluant le salaire de base, les heures supplémentaires, l’indemnité de repos compensateur, tous les types de bonus, les rémunération variable à longs et courts termes et compensations diverses, les avantages en nature, les indemnités d’inventeur, les indemnités compensatrices de RTT, les commissions, les indemnités de licenciement, les indemnités compensatrices de congé payé, les indemnités de non-concurrence, les indemnités compensatrices pour heures de recherche d’emploi, les indemnités pour perte de chance sur les RSUs, PSUs, et intéressements à longs termes (Cash LTIs) et toutes demandes au titre de droits non acquis sur des parts sociales de Cimpress ou d’autres sociétés du Groupe Cimpress, de demandes d’actions ou d’options d’achat d’actions, d’indemnité de préavis, d’indemnité liée au congé de reclassement ou à la priorité de réembauchage, participation aux bénéfices, le remboursement des frais de véhicule et de logement et des dépenses professionnelles ainsi que tous types de dommages-intérêts.

This general release and waiver of all claims does not cover claims that cannot be waived as a matter of law.	Toutefois cette clause de renonciation à toutes instances et actions n’est pas applicable aux demandes auxquelles il n’est pas possible de renoncer selon la loi.

This general release and waiver of all claims shall not affect (i) any of Executive’s vested rights in her equity plan, all of which shall be governed by the terms of the said plans or (ii) Executive’s rights under the Indemnification Agreement.

Cette renonciation à toutes instances et actions n’affectera pas (i) les droits acquis et restant acquis par la Salariée en application de plan d’attribution d’actions (« equity plan »), qui seront régis par les termes du plan précité ou (ii) les droits de la Salariée en vertu de l’Accord d'Indemnisation.

Company agrees that Executive is not releasing any claims or rights Executive may have for indemnification under applicable law or any governing document of Company or any Company affiliate, or under any indemnification agreement with Company or any Company affiliate (including, without limitation, the Indemnification Agreement), or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when Executive was a director, officer, or Executive of Company or any Company affiliate; provided however that:

La Société accepte que la Salariée ne renonce à aucune demande ou aucun droit d’indemnisation que la Salariée pourrait avoir en vertu de la loi applicable ou de tout document régissant la Société ou une société filiale ou tout accord d'indemnisation conclue avec la Société ou une société filiale (y compris, sans s’y limiter, l’Accord d’Indemnisation) ou dans le cadre d'une police d'assurance protégeant les administrateurs et les dirigeants de toute poursuite ou demande relative à la période au cours de laquelle la Salariée était administratrice, mandataire social ou dirigeante de la Société ou de toute société affiliée, étant toutefois précisé que :

(i) this acknowledgement is not a concession, acknowledgment, or guaranty that Executive has any such rights to indemnification or coverage, (ii) this Agreement does not create any additional rights for Executive to indemnification or coverage, and (iii) Company or any Company affiliate, as applicable, retains any defenses it may have to such indemnification or coverage.

(i) cette reconnaissance ne crée pas de concession, reconnaissance ou garantie pour la Salariée de bénéficier d’une telle indemnisation ou d’une telle garantie, (ii) le Protocole ne crée aucun droit à indemnisation ou garantie supplémentaire au bénéfice de la Salariée, (iii) la Société ou toute société affiliée, selon le cas, conserve le droit de faire valoir tous moyens de défense qu'elle peut avoir face à une telle demande d’indemnisation ou de garantie.

Article 8. Representations	Article 8. Déclarations
Executive represents that: (i) she has read this Agreement including the release set forth in Article 7 above, carefully and understands all its provisions; and (ii) the benefits are above and beyond the payments or benefits otherwise owed to Executive under the terms of her employment with Cimpress or required by law.

La Salariée déclare : (i) qu’elle a pris connaissance du Protocole, ainsi que de la renonciation prévue à l’article 7 ci-dessus, de manière attentive et comprend toutes ses stipulations ; et (ii) que les concessions sont supérieures aux droits auxquels la Salariée aurait pu prétendre en application de son Contrat de Travail avec Cimpress ou de la loi.

Article 9. Non-Disparagement	Article 9. Non dénigrement
To the extent permitted by law, Executive understands and agrees that as a condition of her receipt of the compensation and other benefits provided to Executive under this Agreement, she shall not make any false, disparaging or derogatory statement to any person or entity, including any media outlet, regarding Cimpress’ and Cimpress Group’s business affairs or financial condition.

Dans la limite de ce qui est autorisée par la loi, la Salariée comprend et accepte qu’en conséquence du paiement de l’indemnité et des autres avantages prévus par le Protocole, la Salariée s’engage à ne pas faire de fausses déclarations, dénigrantes ou désobligeantes à toutes personnes ou entités, organes de presse compris, concernant l’activité ou la situation financière de Cimpress et du Groupe Cimpress.

Notwithstanding the foregoing, this Article 9 does not apply to any statements or other communications covered by or contemplated in Article 10 below.	Nonobstant ce qui précède, cet article 9 ne s'applique pas aux déclarations ou autres communications couvertes ou visées à l'article 10 ci-dessous.

Article 10. Preservation of certain rights	Article 10. Préservation de certains droits
The Parties agree that nothing in this Agreement or the Employment Contract shall be interpreted or applied to limit Executive’s right to file a charge or complaint with or to report possible violations of U.S. federal law to the U.S. Securities and Exchange Commission or any other U.S. federal agency. The Parties further agree that nothing in this Agreement or the Employment Contract shall be interpreted or applied to limit Executive’s right (i) to provide information or documents to or otherwise communicate with such governmental agencies or to participate in any investigation or proceeding that may be conducted by such governmental agencies, in each case without notice to Cimpress, or

Les Parties conviennent qu'aucune disposition du présent Protocole ou du Contrat de Travail ne doit être interprétée ou appliquée comme limitant le droit de la Salariée de d’introduire une action ou déposer une plainte ou de signaler d'éventuelles violations de la loi fédérale américaine à la U.S. Securities and Exchange Commission ou tout autre agence fédérale américaine. Les Parties conviennent en outre qu'aucune disposition du Protocole ou du Contrat de Travail ne doit être interprétée ou appliquée en vue de limiter le droit de la Salariée (i) de fournir des renseignements ou des documents ou de communiquer avec ces agences gouvernementales ou de participer à toute enquête ou procédure pouvant être menée par ces agences gouvernementales, dans chaque cas sans avoir à en informer Cimpress, ou

(ii) to receive or fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a governmental agency.
(ii) recevoir ou conserver intégralement une indemnité pécuniaire d'un programme gouvernemental de récompense des lanceurs d’alerte pour fournir des informations directement à une agence gouvernementale.

Article 11. Corporate Appointments Cimpress confirms that Executive does not currently hold any offices, directorships or similar appointments with Cimpress or any Cimpress Group company or affiliate.
Article 11. Mandats sociaux
Cimpress confirme que la Salariée ne détient actuellement aucune charge, mandat social ou autre position similaire au sein de Cimpress ou de toute société du Groupe Cimpress ou société filiale.

Article 12. Amendment	Article 12. Révision
This Agreement shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties hereto. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, successors and administrators.

Ce Protocole est juridiquement contraignant à l’égard des Parties et ne pourra pas être modifié, de quelque manière qu’il soit, sauf par accord écrit signé à la même date ou à une date postérieure au Protocole, par des représentants dûment autorisés des Parties. Ce Protocole lie les Parties et sera applicable à celles-ci, ainsi que leurs agents, ayants- droits, successeurs, créanciers et administrateurs respectifs.

Article 13. No waiver	Article 13. Absence de renonciation
No delay or omission by either Party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by a Party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

Aucun délai ou omission d’une des Parties dans l’exercice d’un droit acquis au terme de ce Protocole ne vaudra renonciation du droit en question ou de tout autre droit. Une renonciation ou un consentement ponctuellement donné par une Partie n’aura d’effet que pour le droit en question et ne pourra pas valablement valoir renonciation ou exclusion à faire valoir tout autre droit en toute autre occasion.

Article 14. Validity et interpretation.	Article 14. Validité et interprétation
Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal and/or invalid part, term or provision shall be deemed not to be a part of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The schedules and exhibits referred to herein shall be construed with, and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

Dans le cas où une stipulation du Protocole devrait être déclarée ou considérée nulle ou inapplicable par une juridiction compétente, la validité des autres éléments, termes et stipulations ne sera pas affecté et les éléments, termes et stipulations déclarés nuls et/ou inapplicables seront réputés non écrits. Le Protocole sera interprété sans tenir compte d’aucune présomption ou règle exigeant une interprétation à l'encontre de la Partie rédactrice de l’instrument juridique ou qui a fait rédiger cet instrument. Les annexes et pièces visées aux présentes seront interprétées comme formant un tout faisant partie intégrante du Protocole comme si elles étaient énoncées textuellement dans le présent document.

Whenever the singular is used in this Agreement, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.	Chaque fois que le singulier est utilisé dans le Protocole, celui-ci doit inclure le pluriel, et chaque fois que le pluriel est utilisé, il doit inclure, le cas échéant, le singulier.

When used as part of numbers expressed in this Agreement, a comma is used to separate thousands and a period is used as a decimal point.	Dans le cadre de l’écriture des nombres exprimés dans ce Protocole, une virgule est utilisée pour séparer les milliers et un point est utilisé comme point décimal.
Article 15. Voluntary Assent	Article 15. Consentement libre
Executive affirms that no other promises or agreements of any kind have been made to or with her by any person or entity whatsoever to cause her to sign this Agreement, that Executive benefited from sufficient time and aid from her lawyer prior to the signature of this Agreement and that Executive fully understands the meaning and intent of this Agreement.

La Salariée reconnaît qu’aucun autre accord ou aucune autre promesse de n’importe quelle nature ne lui a été fait par toute personne ou entité, quelle qu’elle soit, qui l’aurait incité à signer le présent Protocole, que la Salariée a bénéficié de suffisamment de temps et de l’assistance de son avocat préalablement à la signature du Protocole, et que la Salariée comprend pleinement le sens et l’objectif du Protocole.

Article 16. Language, governing law and forum	Article 16. Langue, loi applicable et élection de juridiction
In case of discrepancy between the French and the English versions of this Agreement, the Parties agree that the French version shall prevail. This Agreement shall be governed by and construed in accordance with the French laws, subject to the terms of Article 14. Any legal suit, action or proceeding arising out of or related to this Agreement shall be instituted exclusively a court sitting in Paris (France) and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

En cas de divergence entre les versions anglaise et française de ce Protocole, les Parties conviennent que la version française prévaudra. Ce Protocole sera régi et interprété conformément au droit français, sous réserve des précisions contenues à l’article 14. Toute instance, action ou poursuite liée à ou résultant de l’application de ce Protocole sera portée exclusivement devant les juridictions siégeant à Paris (France) et chacune des Parties se soumet de manière irrévocable à la juridiction exclusive de ces tribunaux en cas de poursuites, instances et actions.

Article 17. Entire Agreement	Article 17. Intégralité des accords
This Agreement, contains and constitutes the entire understanding and agreement between the Parties with respect to the subject matter hereof and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith, including, without limitation, any such negotiations, agreements, commitments or writings relating to severance or other potential payments or benefits to Executive in the event of the termination of her employment with Cimpress, including, without limitation, the Executive Retention Agreement.

Ce Protocole comprend et constitue l’intégralité des conventions et engagements des Parties au titre des sujets qui en sont l’objet et annule tous autres négociations écrites ou orales, accords, engagements et conventions antérieurs relatif aux présents, incluant, mais sans se limiter à, toutes négociations, accords, engagements ou conventions concernant les indemnités de licenciements ou tous autres versements ou avantages potentiellement accordés à la Salariée résultant de la rupture de son Contrat de Travail, incluant l’Executive Retention Agreement.

As a consequence of the Agreement, each of the Parties acknowledges that the other party no longer has any debt or claim whatsoever in respect of it and that all accounts between the Parties have been definitively paid and settled in all matters. Nothing in this Article 17 shall modify, cancel or supersede the obligations of Executive set forth in Articles 4, 5 and 6 herein.

Au vu du Protocole, chaque Partie reconnait que l’autre Partie n’a plus de dettes ou prétentions quelle qu’elles soient envers elle et que tous les comptes entre les Parties ont été définitivement réglés. Cet article 17 ne peut en aucun cas être considéré comme une modification ou une annulation des obligations de la Salariée telles qu’énoncées aux articles 4, 5 et 6 ci-dessus.

Each Party undertakes to perform in good faith and without reservation the Agreement established in accordance with Articles 2044 et seq. of the French Civil Code.	Chaque Partie s’engage à exécuter loyalement et sans réserve le Protocole établit conformément aux articles 2044 et suivants du Code Civil.
IN WITNESS WHEREOF, the Parties have executed this Agreement in two original copies under seal effective as of the date of the last signature below.	EN FOI DE QUOI les Parties ont rédigé ce Protocole en deux exemplaires originaux exécutoires à compter de la date de la dernière signature apposée ci-dessous.
After having initialled each page, the signature of each of the Parties must be preceded by the hand-written endorsement “lu et approuvé, bon pour transaction définitive et sans réserve” (Read and approved, agreement to a definitive and unreserved settlement).
Après avoir paraphé chacune des pages précédentes, les Parties devront faire précéder leur signature de la mention manuscrite “lu et approuvé, bon pour transaction définitive et sans réserve”.
Date: 22 mars, 2017	Date: 22 mars, 2017
Lu et approuvé Bon pour transaction définitive et sans réserve /s/Robert Keane CIMPRESS FRANCE SARL Represented by/ Représentée par: Robert KEANE General Manager / Gérant	lu et approuvé, bon pour transaction définitive et sans réserve /s/Ashley Hubka Ashley HUBKA
Cimpress Contact Person:
Ara Deirmendjian Cimpress USA Incorporated 275 Wyman Street Waltham, MA 02451 USA Tel. +1-781-652-6805

ANNEX 1	ANNEXE 1
Performance Share Units Plan (Article 2 (d) of the Agreement) In English only	Plan d’actions au rendement (PSUs) (article 2 (d) du Protocole) En anglais uniquement

ANNEX 2	ANNEXE 2
EXECUTIVE’S BANK WIRE TRANSFER DETAILS	COORDONNES BANCAIRES DE LA SALARIEE